Transax International Limited
8th Floor / 5201 Blue Lagoon Drive / Miami, FL 33126 / USA
Tel: +1 305.629.3090 / Fax: +1 305.629.3092


 TRANSAX INTERNATIONAL REPORTS RECORD TRANSACTION VOLUME AND REVENUES FOR 2005

   -  FULL YEAR (UNAUDITED) 2005 REVENUES INCREASE +210%
   -  2005 TRANSACTION VOLUME UP +130%
   -  6.5 MILLION "REAL TIME" TRANSACTIONS UNDERTAKEN IN 2005
   -  OVER 5,350 SOLUTIONS INSTALLED AND OPERATING

MIAMI, FLORIDA. January 12, 2006 Transax International Limited (OTC BB: TNSX), a network solutions company for healthcare providers and health insurance companies, is pleased to announce that it recorded approximately 6.5 million "real time" transactions during all of 2005, representing a 130% increase from the 2.8 million transactions undertaken in 2004.

At the end of 2005, Transax had approximately 5,350 solutions installed and operating throughout Brazil. This includes the installation during 2005 of over 1800 new solutions into medical care provider locations along with over 1060 new POS installations where a single POS is being used by multiple clients for "real time" adjudication of health claims. Also during the year, the company integrated all of the major medical laboratories in Brazil, which are undertaking "real time" transactions using the company's proprietary server solution on behalf of its clients. At the end of 2005, Transax has approximately 5350 solutions installed and operating throughout Brazil.

Transax expects to report annual 2005 revenues of US$3.4 million, a 210% increase as compared to annual revenues reported in 2004.

Commenting on the preliminary annual results for 2005, Stephen Walters President & CEO of Transax stated, "With our Brazil unit now experiencing positive cash flow, the company's focus in 2006 is to expand business into new markets. We are currently in discussion with a number of major insurers who realize the many benefits of undertaking `real time' authorization and adjudication of medical claims that can save a significant amount in administrative costs and claims processing. During the first quarter 2006, Transax expects to announce a number of significant pilot projects with potential new clients."


Walters further commented, "New business in 2006 will be augmented by positive transaction volume and revenue growth as our roll out continues on current contracts."

At the end of 2005, Transax Directors and Officers retired some US$51,000 of short-term debt by conversion to restricted common stock of the corporation. Directors and Officers currently hold some 8.5million shares of Transax or about 27% of the company's issued capital.

 ABOUT TRANSAX INTERNATIONAL LIMITED

Transax provides network solutions to healthcare providers and health insurance companies. Utilizing its proprietary technology, Transax provides a service similar to a credit card processing for the health insurance industry. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files--all instantaneously in "real time"- regardless of method of claim generation.

Transax's solutions have been proven to significantly decrease health insurance claim expenditures. Based in Miami, Transax maintains a major operations office in Rio de Janeiro, Brazil with approximately 35 staff. The Company has contracts in place with major health insurers for up to 2,500,000 transactions per month and currently undertakes approximately 600,000 transactions per month. Transax receives approximately US55cents per transaction.

Web Site : www.transax.com or www.otcfn.com/tnsx    Email : info@transax.com


INVESTOR RELATIONS INQUIRIES
OTC Financial Network
300 Chestnut St, Suite 200
Needham, MA 02492 USA
Tel: 561-837-8057
Jamie Dryer
Email : jamie@otcfn.com

SAFE HARBOR STATEMENT "THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN."